Exhibit 10.4

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

RESEARCH AND LICENSE AGREEMENT

This Research and License Agreement (“Agreement”) is made in Jerusalem this 21day of January 2020 (the “Effective Date”), by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the first part; and

InnoCan Pharma A Ltd., of 10 Hamenofim Street, Herzelia, Israel (the “Company”), of the second part;

(each of Yissum and the Company, a “Party”, and collectively the “Parties”)

WHEREAS:	in accordance with the terms of a Research and Option Agreement dated August 26, 2018 (“R&O Agreement”), the Company has funded research conducted under the supervision of Prof. Chezy Barenholtz (the “Researcher”) at the University (as defined in Section 1 below), in accordance with a research program set forth in the R&O Agreement; and

WHEREAS:	in conducting the research under the R&O Agreement, the Researcher developed technology relating to Liposomal cannabidiol, as more fully described in the patent application listed in Appendix A (collectively, the “Existing Patent”); and

WHEREAS:	pursuant to the regulations of the University, the rights and title to all inventions, know-how and the results of research created by scientists of the University vest solely with Yissum, including the technology developed by the Researcher as aforesaid; and

WHEREAS:	the Company has represented to Yissum that (i) the Company is experienced in the development of products similar to those to be based on the inventions and the results of research that are the subject of this Agreement; and (ii) either by itself or through third parties, it has the financial capacity and the strategic commitment to facilitate the development, production, marketing, sale and distribution of such products; and

WHEREAS:	in addition to the research being conducted under the R&O, the Company is interested in the performance of additional research, by and under the supervision of the Researcher at the Hebrew University of Jerusalem, as specified in the research program attached to this Agreement as Appendix B; and is willing to finance the performance of such research in accordance with the budget set out in Appendix B; and

WHEREAS:	the Company has duly exercised its Option (as defined in the R&O Agreement) under the R&O Agreement to obtain an exclusive license to the invention covered by the Existing Patent, as well as the Research Results (as such is defined below); and

WHEREAS:	Yissum agrees to grant the Company such a license, all in accordance with the terms and conditions of this Agreement.

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendixes to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms and the use of the term “or” shall mean “and/or” and any reference to the term “sale” shall include the sale, lease, rental, or other disposal of any Product not including samples distribution with no income, replacements and similar other Product disposal which the company did not receive any money compensation for the Product.

1.3.	The headings of the Sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1.	“Affiliate” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company. “Control” shall mean the holding of more than fifty percent (50%) of (i) the equity, or (ii) the voting rights, or (iii) the right to elect or appoint directors.

1.4.2.	“Development Plan” shall mean the written plan and timetable, a copy of which is attached to this Agreement as Appendix B, for the development and the commercialization of Products, including specific development milestones, prepared by the Company and approved by Yissum pursuant to Section 5.1 below.

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1.4.3.	“Development Results” shall mean the results of activities carried out by the Company or by third parties (other than the Researcher and his/her team or any other University employee) at the direction of the Company pursuant to the Development Plan or otherwise in fulfillment of the Company’s obligations hereunder (including its development obligations under Section 5 below), including any invention, patent or patent application, product, material, method, discovery, composition, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology, and further including any governmental or regulatory filing submitted, or approval, license, registration, or authorization obtained, by the Company, an Affiliate or Sublicensee in respect of the Products, as well as any other information, data, material, results, devices and know-how arising from the performance of the Development Plan.

1.4.4.	“First Commercial Sale” shall mean the first sale of a Product by the Company, an Affiliate or a Sublicensee after the receipt of any required regulatory approval to market and sell such Product. Notwithstanding the foregoing and for the avoidance of doubt, sales of Products for the purposes of clinical trials or other testing prior to a First Commercial Sale shall entitle Yissum to payment of consideration in accordance with Section 7 below, but shall not be considered a First Commercial Sale.

1.4.5.	“Know-How” shall mean any non-public, proprietary, tangible or intangible information, techniques, technology, practices, trade secrets, inventions, methods, processes, knowledge, ancillary materials, results or devices (whether patentable or not) developed by the Researcher, prior to the execution of this Agreement, solely and directly related to the subject matter claimed in the Existing Patents and the Research Results under the R&O Agreement, and belonging to Yissum and described generally in Appendix A.

1.4.6.	“Initial Research Budget” means the budget for the Initial Research Program as set forth in the R&O Agreement.

1.4.7.	“Initial Research Period” means the period for the Initial Research Program set forth in the R&O Agreement.

1.4.8.	“Initial Research Program” means the initial program under which the Research is being funded by the Company and carried out and being conducted by the Researcher, as set forth in the R&O Agreement.

1.4.9.	“License” shall have the meaning set forth in Section 3.1 below.

1.4.10.	“Licensed Patents” shall mean (i) the Existing Patent, and any patent application that claims priority therefrom; as well as (ii) all divisions, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”) (within the meaning of such term under Council Regulation (EU) No. 1768/92), and/or any other similar statutory protection, and any provisional applications, national, regional, PCT or similar applications and any and all patents issuing from, and patentable inventions, methods, processes, and other subject matter disclosed or claimed in, any or all of the foregoing as well as any additional patents and/or additional non patentable inventions, methods, processes, knowhow and other subject matter disclosed or claimed in, which will be a part of the Research Results.

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1.4.11.	“Licensed Technology” shall mean the Know-How, the Research Results, and the Licensed Patents.

1.4.12.	“Net Sales” shall mean:

(a)	the gross sales price received for sales of Products by the Company, an Affiliate or Sublicensee to a third party; or

(b)	the fair market value of non-monetary consideration received in connection with such sales;

after deduction of: (i) commercially reasonable discounts and return credits to the extent actually taken by third parties; and (ii) sales taxes, including VAT paid by customers for transfer in full to applicable tax authorities; provided that such deductions shall be directly related to the sale of Products that were awarded within the regular running of the business of the Company, Affiliate or Sublicensee. For the sake of clarity, any payment or rebate received by the Company, an Affiliate or Sublicensee from any governmental agency directly in relation to the sales shall be considered as Net Sales.

In the event of sales of Products made through a distributor, or marketing agent where the transfer to the distributor or marketing agent was made for a price certain without the Company, Affiliate or Sublicensee being entitled to any further compensation for such transfer based upon the price at which the distributor or marketing agent sells Products to a third party, the sales made by such distributor or marketing agent to a third party shall not be deemed gross sales for the purposes of this Agreement. Rather, the gross sales shall be the amounts received for Products transferred to such distributor or marketing agent by the Company, an Affiliate or Sublicensee.

In the event of sales or deductions not made at “arms-length”, then for the purpose of calculation of Royalties (as defined below) to Yissum, Net Sales shall be calculated in accordance with arms-length prices for sale of Products to an independent third party purchaser and arms-length deductions, to be determined by the current market conditions, or in the absence of such conditions, according to the assessment of an independent appraiser to be selected by the Parties.

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1.4.13.	“Product” shall mean any product, system, device, material, method, process or service, the development, manufacture, provision or sale of which, in whole or in part (i) uses, exploits, comprises, contains, improves upon or incorporates the Licensed Technology Development Results or any part thereof, or is otherwise covered thereby, or falls within the scope thereof, in whole or in part, or uses the Licensed Technology or the Development Results as a basis for subsequent modifications; or (ii) but for the License (as defined below) would infringe any claim of a Licensed Patent.

1.4.14.	“Representatives” shall mean employees, researchers, officers, agents, subcontractors, consultants, and/or any other person or entity acting on a Party’s behalf.

1.4.15.	“Research” shall mean the research conducted by the Researcher prior to the Effective Date and as of the Effective Date, pursuant to, Initial Research Program, and the Subsequent Research Program, respectively.

1.4.16.	“Researcher” shall mean Prof. Chezy Barenholtz, or such other person as determined and appointed from time to time by Yissum to supervise and to perform the Research, if applicable.

1.4.17.	“Research Results” shall mean all results of the Research, including, but not limited to, information, production methods, formulas, inventions whether patentable or not, materials, devices or know-how arising therefrom, .

1.4.18.	“Royalties” shall have the meaning set forth in Section 7.2 below.

1.4.19.	“Subsequent Research Budget” shall mean the budget for the Subsequent Research Program as set forth in Appendix B.

1.4.20.	“Subsequent Research Period” shall mean the expected length of the Subsequent Research Program.

1.4.21.	“Subsequent Research Program” shall mean the program under which the Research shall be funded by the Company and shall be carried out and conducted by the Researcher, as set forth in Appendix B.

1.4.22.	“Subcontracting Agreement” shall mean (i) a bona fide subcontracting agreement with a subcontractor in which the Company must grant the subcontractor the right to make use of the Licensed Technology on behalf of the Company, and for which use the Company is required to pay or otherwise compensate the subcontractor, including, but not limited to, manufacturing or developing any of the Products (or part thereof); or (ii) a bona fide arms-length research agreement, pursuant to which an academic or research institution is engaged for the purpose of performing research, on the Company’s behalf, for the development of any of the Products (or part thereof); provided that in no event shall the consideration (if any) therefor comprise any Products; and further provided that such subcontracting agreement in (i) and (ii) above shall contain terms substantially as protective in relation to the Licensed Technology, as the terms of this Agreement; and the term “Subcontractor” shall be construed accordingly.

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1.4.23.	“Sublicense” shall mean any grant by the Company or its Affiliates of any of the rights granted under this Agreement or any part thereof; including the right to develop, manufacture, market, sell or distribute the Licensed Technology or any Product, for which grant the recipient of the Sublicense is required to pay the grantor of the Sublicense (or the grantor’s related entity), excluding a Subcontracting Agreement.

1.4.24.	“Sublicense Consideration” shall mean any proceeds or consideration or benefit of any kind whatsoever, whether monetary or otherwise, that the Company or an Affiliate may receive from a Sublicensee as a direct or indirect result of the grant of a Sublicense or an option for a Sublicense and/or pursuant thereto, except amounts received by the Company which constitute royalties based on sales by Sublicensees in respect of which the Company is required to pay Royalties to Yissum.

1.4.25.	“Sublicense Fees” shall have the meaning set forth in Section 7.5 below.

1.4.26.	“Sublicensee” shall mean any third party to whom the Company or an Affiliate shall grant a Sublicense or an option for a Sublicense. For the sake of clarity, Sublicensee shall include any other third party (other than a Subcontractor) to whom such rights shall be transferred or assigned, or who may assume control thereof by operation of law or otherwise.

1.4.27.	“Territory” shall mean worldwide.

1.4.28.	“University” shall mean the Hebrew University of Jerusalem and each of its branches.

2.	The Research

2.1.	In addition to the Initial Research Program, the Company shall finance performance of a Subsequent Research Program in accordance with a Subsequent Research Budget during the Subsequent Research Period or any amendments thereof as may be agreed upon by the Company and Yissum.

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2.2.	The Research conducted pursuant to the Initial Research Program shall be governed by the R&O Agreement and the Research to be conducted pursuant to the Subsequent Research Program shall be governed by this Agreement. The Research shall be conducted under the supervision of the Researcher Should the Researcher be unable to complete the Research for any reason, Yissum shall notify the Company of the identity of a suitable replacement researcher. If the Company does not object in writing to the replacement researcher on reasonable grounds within twenty (20) days of this notification, the substitute researcher shall be deemed acceptable to the Company. Alternatively, the Company shall have the right to terminate the Research, provided that (i) no monies paid to Yissum for the Research in accordance with the Research Budget and pursuant to the schedule set forth in Appendix B, will be refundable; and (ii) the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments that were part of the Research Budget and entered into by Yissum prior to having received the Company’s written notice of termination.

2.3.	For the avoidance of doubt, should the Company wish to place its employees in the laboratories of the Researcher on any campus of the University in connection with the Research or any other aspect of this Agreement it may do so after executing a separate agreement with Yissum setting out the terms of such placement.

2.4.	As compensation to Yissum for the performance of the Subsequent Research Program, subject to any earlier termination of the Subsequent Research Program pursuant to Section 2.2 above, the Company shall pay Yissum the total sum of (*******************) as follows: (i) the first installment shall be paid on the Effective Date; (ii) the second installment shall be paid within three (3) months of the Effective Date; and (iii) the third installment shall be paid within six (6 months of the Effective Date (iv) the fourth installment shall be paid within nine (9) months of the Effective Date; (v) the fifth installment shall be paid within twelve (12) months of the Effective Date; and (vi) the sixth installment shall be paid within fifteen (15) months of the Effective Date.

2.5.	For the avoidance of doubt, (a) the Researcher(s) may, where reasonably necessary or appropriate during the Subsequent Research Period, reallocate the Research Fee among the various expense categories set forth in the Subsequent Research Budget in Appendix B; and (b) nothing herein shall prevent Yissum or the University or the Researcher from obtaining any finance or grants from other entities for research regarding the Licensed Technology, provided that such entities shall not be granted rights in the Research or Research Results prejudicial to the rights granted to the Company in this Agreement. The results of any such research financed by other entities shall not form part of the Licensed Technology and shall not be subject to the License hereunder.

2.6.	Within sixty (60) days of the end of each six (6) months of the Subsequent Research Program, Yissum shall present the Company with a written report from the Researcher summarizing the results of the Research during the preceding period.

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2.7.	Nothing contained in this Agreement shall be construed as a warranty on the part of Yissum that any results or inventions will be achieved by the Research, or that the Research Results, if any, are or will be commercially exploitable. Yissum makes no warranties whatsoever as to the commercial or scientific value of the Research Results

2.8.	Should the Company choose to (a) retain the services of the Researcher or any other employee of the University in connection with the Research or the License; or (b) grant any benefit, including cash payments or securities of any kind, to the Researcher or any other employee of the University, it shall do so only through a written agreement executed between the Company and Yissum. Any such agreement will require, among other things, that any intellectual property rights generated under such agreement will be governed by the terms of this Agreement.

3.	The License

3.1.	Subject to the full performance by the Company of its obligations in accordance with this Agreement, Yissum hereby grants the Company an exclusive license to make commercial use of the Licensed Technology, in order to develop, manufacture, market, distribute or sell any Product, all within the Field and the Territory only, subject to and in accordance with the terms and conditions of this Agreement (the “License”).

3.2.	Notwithstanding the provisions of Section 3.1, above, Yissum, on behalf of the University, shall retain the right (i) to make, use and practice the Licensed Technology for the University’s own research and educational purposes; or (ii) subject to Company’s prior written consent to license or otherwise convey to other academic and not-for-profit research organizations, the Licensed Technology for use in non-commercial research.

4.	Term of the License

The License shall expire, if not earlier terminated pursuant to the provisions of this Agreement, on a country-by-country, Product-by-Product basis, upon the later of: (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of any exclusivity on the Product granted by a regulatory or government body in such country; or (iii) the end of a period of twenty (20) years from the date of the First Commercial Sale in such country. Should the periods referred to in Subsections (i) or (ii) expire in a particular country prior to the period referred to in Subsection (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such post-expiration period.

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Upon the expiration of the later of the periods set forth in Subsections (i) through (iii) above (and provided that the License has not been terminated prior thereto), the Company shall have a fully-paid non-exclusive license to the Know-How, and the Company shall have an irrevocable option to obtain an exclusive license to the Know-How by agreeing to pay Yissum fifty percent (50%) of the consideration set forth in Section 7.3 and 7.6 below, in respect of Net Sales and Sublicense Consideration received during the period of such license which shall continue for a period of two (2) years after termination of the later of the periods as referred to above and shall be renewed automatically for additional successive two (2) year periods, unless the Company or Yissum notifies the other Party in writing prior to the end of the then current two (2) year period that it does not wish the license to be renewed as aforesaid.

5.	Development and Commercialization

5.1.	The Company undertakes, at its own expense, to use its best efforts to carry out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize Products in accordance with the Development Plan approved by Yissum, a copy of which is attached to this Agreement as Appendix B. The Development Plan may be modified from time to time by the Company as reasonably required in order to achieve the commercialization goals set forth above. In case of a need to modify dates of the achievement of the development milestones set forth in the Development Plan (the “Development Milestones”) a prior notice regarding the modification will be sent to Yissum by the Company. All terms and conditions of the License and this Agreement shall apply to the modified Development Plan and subsequent Development Results.

5.2.	The Company shall (i) provide Yissum with periodic written reports (“Development Reports”) not less than once per twelve (12) months concerning all material activities undertaken in respect of the exercise of the License, (ii) keep Yissum informed on a timely basis concerning all material activities and changes to the Development Plan undertaken in respect of the exercise of the License, and (iii) at Yissum’s request, from time to time, provide Yissum with further information relating to the Company’s activities in exercise of the License. The Development Reports shall include detailed descriptions of the progress and results, if any, of: (a) the tests and trials conducted and all other actions taken by the Company pursuant to the Development Plan, and a summary of the Development Results and any other related work effected by the Company or by any Affiliate or Sublicensee during the twelve (12) month’ period prior to the report, (b) manufacturing, sublicensing, marketing and sales during the twelve (12) month’ period prior to the report; (c) the Company’s plans in respect of the testing, undertaking of trials or commercialization of Products for the following twelve (12) months .

5.3.	The Company, subject to its sole discretion, shall pursue the development and registration of all commercially reasonable indications or uses of the Licensed Technology in the Field.

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5.4.	If the Company shall not meet the Development Milestones or shall not commercialize the Products within a reasonable time frame, unless such delay is caused by (i) the requirements of a regulatory or other governmental authority; (ii) force majeure in accordance with Section 17.9, below; or (iii) unless the Company and Yissum have agreed in writing to amend the Development Plan, Yissum shall notify the Company in writing of the Company’s failure to meet its obligations of diligence and shall allow the Company sixty (60) working days to cure such failure of diligence. The Company’s failure to cure within such sixty (60) working days period to Yissum’s reasonable satisfaction shall be a material breach of this Agreement, entitling Yissum to immediate termination under Section 15.2 below. Despite the above, if the Company’s is acting in good faith and in a diligent manner to meet the Development Milestone, the time line to reach the Development Milestone will be automatically extended by six (6) month.

5.5.	The Company shall perform all its activities hereunder in accordance with all applicable laws and regulations, and shall procure the receipt of all approvals and consents necessary for the performance of its obligations hereunder.

5.6.	The Company agrees to provide Yissum and/or the University (for no consideration) a reasonable number of units of any Product developed and/or manufactured under this Agreement, for academic research purposes only.

6.	Sublicenses

6.1.	The Company shall only be entitled to grant a Sublicense after obtaining Yissum’s written approval regarding the identity of the Sublicensee and all material terms and conditions of the Sublicense, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the approval of Yissum shall not be required for the grant of a Sublicense to Major Pharmaceutical Sublicensee (as defined below), provided that such Sublicense is made in compliance with, and shall be subject to the terms of this Section Error! Reference source not found.. The term “Major Pharmaceutical Sublicensee” shall mean a Sublicensee that is a company in the pharmaceutical industry with annual sales of at least $500,000,000 (Five Hundred Million US Dollars).

6.2.	The Company shall provide Yissum with an executed copy of the Sublicense within ten (10) days of its execution. Any material amendments to a Sublicense that is not a Major Pharmaceutical Sublicensee shall be subject to Yissum’s prior written approval, which shall not be unreasonably denied or withheld. The Company shall provide Yissum with an executed copy of such amendment within ten (10) days of the execution of such amendment.

6.3.	If the Company is unable or unwilling to serve or develop a potential market or market territory for which there is another party willing to be a Sublicensee, the Company shall, at Yissum’s request, negotiate in good faith a Sublicense with such party.

6.4.	Any Sublicense shall be dependent on the validity of the License and shall terminate upon termination of the License.

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6.5.	The Company shall ensure that any Sublicense shall include material terms that require the Sublicensee to comply with the terms of this Agreement, including, Section 14 below, the breach of which terms shall be a material breach resulting in termination of the Sublicense. In such an event, the Company undertakes to take all reasonable steps to enforce such terms upon the Sublicensee, including the termination of the Sublicense. In all cases, the Company shall immediately notify Yissum of any breach of the material terms of a Sublicense, and shall copy Yissum on all correspondence with regard to such breach.

Furthermore, in the context of any Sublicense, the Company will obtain an agreement from the relevant Sublicensee (i) that such Sublicensee may only use the Licensed Technology and any related information received from the Company in connection with the further development and/or commercialization of a Product pursuant to the terms of the Sublicense agreement and will keep same confidential.

Without derogating from the generality of Section 6.5 above, the Company shall require each Sublicensee to provide the Company with regular written royalty reports that include at least the detail that the Company is required to provide pursuant to Section 8.2 below. Upon request, the Company shall provide such reports to Yissum.

6.6.	Any act or omission of the Sublicensee which is not promptly remedied by the Company or the Sublicensee and which would have constituted a breach of this Agreement by the Company had it been an act or omission of the Company, and which the Company has not made best efforts to promptly cure, including termination of the Sublicense, shall constitute a breach of this Agreement by the Company.

6.7.	For the avoidance of any doubt it is hereby declared that under no circumstance whatsoever shall a Sublicensee be entitled to assign such Sublicense or further Sublicense the License or any part thereof.

6.8.	The Company shall not be entitled to grant any rights whatsoever in respect of the Licensed Technology or the Product to any third party, including rights of distribution/distributorship, except by means of a Sublicense.

7.	License Consideration

In consideration for the grant of the License, the Company shall pay Yissum the following consideration during the term of the License as set forth in Section 4 above:

7.1.	An irrevocable, non-creditable, and non-refundable License fee in the amount of fifty thousand US Dollars (US$50,000), to be paid within thirty (30) days of the Effective Date.

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7.2.	Royalties at the following rates: three percent (3%) of Net Sales for annual Net Sales of Products up to US$500M; and five percent (5%) of Net Sales for annual Net Sales of Products above US$500M (the “Royalties”).

7.2.1.	Notwithstanding the foregoing the following provisions shall apply with respect to reductions in the Royalties payments (the “Reductions”):

Generic Competition: In the event that during the Term of the License (as defined in Section 4 above), there is any Competition (as defined below) with respect to a particular Product in a particular country in which such Product is being sold, and for so long as such Generic Competition persists, the royalty amount payable to Yissum for sales of such Product (only) in such country shall be reduced by 50% (fifty percent).

For purposes of illustration only, if Yissum would be entitled to receive the royalty amount of $100 if not for any royalty reduction, as aforementioned, then in the event that there is Generic Competition, then Yissum will be entitled to receive the royalty amount of $50.

For the purpose of this Section 7.3.1 only “Generic Competition” shall mean, with respect to a particular Product in a particular country, when (a) one or more Generic Product(s) are being marketed in such country; and (b) there are no Valid Claims covering such Product provided, however, that for defining a Generic Product in the United States the criteria will be either having no Valid Patent Claim covering the United States or having Paragraph IV certification or regulatory exclusivity in respect of such Product, in such country.

“Generic Product” shall mean a product (a) containing an active pharmaceutical ingredient or component that is equivalent to the active ingredient or component in a particular Product being sold in a particular country; and (b) that has obtained regulatory approval by means of establishing equivalence to such Product ; and (c) that is legally marketed in such country by an entity other than the Company, its Affiliates and/or Sublicensees; and (d) that at the end of the applicable calendar year, due to the marketing and sales of the Generic Product, there is a reduction in the volume of sales of such Product in such country by the Company, its Affiliates and/or Sublicensees, in comparison to the previous calendar year, by at least 30% (thirty percent).

7.3.	Beginning on the first anniversary of the Effective Date and each year thereafter, the Company shall pay Yissum an annual License maintenance fee of thirty-five thousand US Dollars (US$35,000) (the “License Maintenance Fee”) within thirty (30) days after the end of each year. The License Maintenance Fee is non-refundable, but may be credited each year against Royalties payable on account of Net Sales made during that year.

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7.4.	The Company shall pay Yissum the following amounts in connection with the achievement of the following milestones (whether by the Company, an Affiliate or a Sublicensee):

Milestone	Payment
Preclinical proof of concept in animals	US$	75,000
Completion of phase I/IIa trial	US$	100,000
Dosing of first patient in phase III trial	US$	125,000
Upon First Commercial Sale in Europe	US$	150,000
Upon First Commercial Sale in the USA	US$	150,000

7.5.	Sublicense fees at a rate of fifteen percent (15%) of Sublicense Consideration.

8.	Reports and Accounting

8.1.	The Company shall give Yissum a yearly written report which will include (i) Sublicense Consideration received; (ii) First Commercial Sale made; and (iii) Milestone achieved.

8.2.	One (1) month after the end of each calendar year commencing from the earliest of (i) the First Commercial Sale; (ii) the grant of a Sublicense or receipt of Sublicense Consideration; or (iii) the occurrence of a Milestone, the Company shall furnish Yissum with a yearly report (“Periodic Report”), certified as being correct by the chief financial officer of the Company, detailing the total sales and Net Sales effected during the preceding year, the total Sublicense Consideration received during the preceding year and the total Royalties, Sublicense Fees and, if relevant, any payments on account of the achievement of Milestone due to Yissum in respect of that period. Once the events set forth in Subsection (i), (ii) or (iii) above, have occurred, Periodic Reports shall be provided to Yissum whether or not Royalties, Sublicense Fees or payments on account of the achievement of Milestone are payable for a particular calendar year. The Periodic Reports shall contain full particulars of all sales made by the Company, Affiliates or Sublicensees and of all Sublicense Consideration received, including a breakdown of the number and type of Products sold, discounts, returns, the country and currency in which the sales were made, invoice dates and all other data enabling the Royalties and Sublicense Fees payable to be calculated accurately.

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8.3.	The Company shall pay the amounts due to Yissum for the reported period within thirty (30) days of the presentation of the Periodic Report against an invoice issued by Yissum for such amounts. All payments under this Agreement shall be computed and paid in US dollars, using the appropriate foreign exchange rate reported by the Bank of Israel on the last working day of the calendar year. Payment of value added tax or any other tax, charge or levy applicable to the payment to Yissum of the consideration as detailed in Section 7 above, shall be borne by the Company and added to each payment in accordance with the statutory rate in force at such time. Yissum will issue a suitable legal invoice including VAT immediately after receiving the Periodic Report and prior to payment being transferred to Yissum’s bank account. All payments made to Yissum by an Israeli entity shall be made without the withholding of any taxes, provided that Yissum shall supply such Israeli entity, at its request, with a tax certificate indicating an official exemption from tax withholding (פטור מניכוי מס במקור), for so long as Yissum has such a certificate. For the avoidance of doubt, if Yissum does not supply such certificate, the Israeli entity shall withhold taxes according to applicable law. All other payments to Yissum by non-Israeli entities shall be made without the withholding of any taxes. Payments may be made by check or by wire transfer to the following account:

Name of Bank: Hapoalim

Bank Key: 12

Bank’s address: 1 Hamarpe Street, Jerusalem, Israel

Branch: Jerusalem Business Branch - 436

Bank account Number: 12-436-142-155001

Swift Code: POALILIT

IBAN: IL56-0124-3600-0000-0155-001 (for payment from Europe only)

8.4.	The Company shall keep, and shall require its Affiliates and Sublicensees to keep, full and correct books of account in accordance with applicable IFRS or GAAP accounting standards as required by the relevant accounting authorities enabling the Royalties and Sublicense Fees to be calculated accurately. Starting from the first calendar year after the First Commercial Sale, or the first grant of a Sublicense, whichever occurs first, an annual report, authorized by a certified public accountant, shall be submitted to Yissum within ninety (90) days of the end of each calendar year, detailing Net Sales and Sublicense Consideration, Royalties and Sublicense Fees, both due and paid (the “Annual Reports”).

The Company shall, and shall require and cause its Affiliates and Sublicensees to, retain such books of account for the period demanded from each of the entities, according to the local relevant law and regulations and no less than five (5) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for five (5) years after the end of the calendar year in which such termination becomes effective.

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8.5.	Subject to the rules and regulations implied on the Company and any of its Affiliates due to the Company being a fully owned subsidiary of a public traded Canadian company, Yissum shall be entitled to appoint not more than two (2) representatives who must be independent certified public accountants or such other professionals as appropriate (the “Auditors”) to inspect during normal business hours the Company’s books of account, records and other relevant documentation to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, provided that Yissum shall coordinate such inspection with the Company or Affiliate (as the case may be) in advance. In addition, Yissum may require that the Company, through the Auditors, inspect during normal business hours the books of account, records and other relevant documentation of any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, and the Company shall cause such inspection to be performed. The Parties shall reconcile any underpayment or overpayment within thirty (30) days after the Auditors deliver the results of the audit. Any underpayment shall be subject to interest in accordance with the terms of Section 8.6 below. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yissum in respect of any year of the Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Company to Yissum in respect of such year, then the Company shall, in addition, pay the cost of such inspection.

8.6.	Any sum of money due to Yissum which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of annual LIBOR plus five percent (5%) per annum accumulated on a monthly basis.

9.	Ownership

9.1.	All right, title and interest in and to the Licensed Technology vest and shall vest solely in Yissum, and the Company shall hold and make use of the rights granted pursuant to the License solely in accordance with the terms of this Agreement.

9.2.	All rights in the Development Results shall be solely owned by the Company except to the extent that an employee of the University, including, the Researcher, is considered an inventor of a patentable invention arising from the Development Results, in which case such invention and all patent applications and/or patents claiming such invention (“Joint Patents”) shall be owned jointly by the Company and Yissum, as appropriate.

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10.	Patents

10.1.	The parties will cooperate in filing, prosecution and maintenance of the Licensed Patents in the Territory, at the Company’s expense (the “Ongoing Patent Expenses”). Each application and every patent registration shall be made and registered in the name of Yissum or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yissum. The Company agrees to have Yissum’s patent counsel directly bill the Company for such expenses and shall directly pay such bills in accordance with patent counsel’s directions. In the Territories that it is legally possible, the Company will be registered as an owner of an exclusive exploitation license to any such Patent in any such Territory.

The Company undertakes and warrants that no amounts utilized by the Company for such payment of Ongoing Patent Expenses or for the reimbursement of Yissum’s past documented expenses and costs relating to the registration and maintenance of the Licensed Patents listed in Appendix A will be (i) funding provided by the Israel Innovation Authority (the “IIS”); (ii) funding that is earmarked as supplementary funding (“mimun mashlim”) for an IIS-approved project; or funding provided to the Company from any other governmental or regulatory institution of the State of Israel.

10.2.	Subject to the above, the Parties shall consult and make every effort to reach agreement in all respects relating to the manner of making applications for and registering the patents, including the time of making the applications, the countries where applications will be made and all other particulars relating to the registration and maintenance of the Licensed Patents.

10.3.	The Parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right upon the request of the other Party. Both Parties shall take all appropriate action in order to assist the other to extend the duration of a Licensed Patent or obtain any other extension obtainable under law, to maximize the scope of the protection afforded by the Licensed Patents.

10.4.	In the event that the Company is approached by a patent examiner or attorney in connection with any matter that is the subject matter of this Agreement, it shall give Yissum immediate notice of such approach. The Company shall only reply to such approaches after consultation with Yissum and subject to its consent.

10.5.	The Company, according to applicable law, shall mark, and shall cause its Affiliates and Sublicensees to mark, all Products covered by one or more of the Licensed Patents with patent numbers (or the legend “patent pending”) applicable to such Product. The Company shall ensure that its Sublicensee complies with the provisions of this Section.

10.6.	If at any time during the term of this Agreement the Company decides that it is undesirable, as to one or more countries, to file, prosecute or maintain any patents or patent applications within the Licensed Patents, it shall give at least ninety (90) days written notice thereof to Yissum, and upon the expiration of the ninety (90) day notice period (or such longer period specified in the Company’s notice) the Company shall be released from its obligations to bear the expenses to be incurred thereafter as to such patent(s) or patent application(s). As of such time, such patent(s) or application(s) shall be removed from the Licensed Technology. Notwithstanding the foregoing, the Company shall be required to bear the costs and expenses for filing, prosecuting and maintaining the Licensed Patents in at least the following jurisdictions: the United States, EU, Canada, Japan, China, India (the “Required Jurisdictions”). Should the Company fail to do so in any one of the Required Jurisdictions and shall not replace the relevant jurisdiction with a different one, acceptable to Yissum, Yissum shall be entitled to terminate this Agreement without any further notice and without any need to compensate the Company in any manner.

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10.7.	The foregoing does not constitute an obligation, representation or warranty, express or implied, on the part of Yissum that any patent or patent registration application will indeed be made or registered or be registerable in respect of the Licensed Technology or any part thereof, nor shall it constitute an obligation, representation, or warranty, express or implied, on the part of Yissum that a registered patent will be valid or afford any protection. For the avoidance of doubt, nothing in this Agreement constitutes an obligation, representation or warranty, express or implied, on the part of Yissum regarding the validity of or the protection afforded by any of the patents or patent registration applications detailed in Appendix A or regarding the commercial exploitability or any other value of the Licensed Technology or that the Licensed Technology will not infringe the rights of any third party.

11.	Patent Rights Protection

11.1.	The Company and Yissum shall each inform the other promptly in writing of any alleged infringements by a third party of the Licensed Patents in the Territory, together with any available written evidence of such alleged infringement.

11.2.	To the extent permitted by applicable law, if the Company, its Affiliate or any Sublicensee makes (directly or indirectly), any assertion, application or claim, or initiates or supports (directly or indirectly) any action or proceeding, that challenges the validity, enforceability or scope of any of the Licensed Patents (“Challenge Proceeding”), Yissum will have the right, at any time following the commencement of the Challenge Proceeding, to terminate this Agreement regarding the specific patent or IP being challenged in the Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of Yissum, (a) the Royalty rate with respect to Net Sales of Products and the percentage due to Yissum with respect to Sublicense Consideration will be tripled rate as aforesaid; and (b) Company will reimburse Yissum for all expenses incurred by Yissum (including reasonable attorneys’ fees and court costs) in connection with such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination in favor of Company, Company will have no right to recoup any Royalties or Sublicense Fees paid before or during the course of such Challenge Proceeding.

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11.3.	The Company, its Affiliate or Sublicensee shall have the first right in its own name and at its own expense to initiate any legal action and enforce the Licensed Patents against any infringement of such Licensed Patents. Before the Company, its Affiliate or its Sublicensee commences an action with respect to any infringement, the Company shall give careful consideration to the views of Yissum in making its decision whether or not to initiate any legal action and, if relevant, make these views known to its Affiliate or Sublicensee. The Company shall, or, if relevant, shall ensure that its Affiliate or Sublicensee shall, continuously keep Yissum apprised of all developments in the action and shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, and shall seek Yissum’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Licensed Patents. Yissum, the Researcher and his team, will cooperate with the Company or any of its Affiliates or Sublicensee, in regard to any action required or taken by the Company to enforce the Licensed Patents. Without diminishing any of the above, such cooperation and assistance will include preparing oral or written expert opinion regarding the infringement, preparing such opinion for legal proceeding, attending legal proceeding, if required, giving any and all relevant information, as requested by the Company and any of its Affiliated and/or Sublicensees.

If Yissum shall determine that the legal actions taken by the Company may adversely affect Yissum’s rights hereunder, Yissum shall be entitled to appoint its own counsel to represent it in such litigation. If the Company, its Affiliate or its Sublicensee elects to commence an action as described above and Yissum is a legally indispensable party to such action (being the registered owner of the infringed patent rights), Yissum, , may be joined as a co-plaintiff, provided that all the following conditions shall be fulfilled:

(a) the Company shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, as well as all drafts of written submissions relating to such legal action that are sent to the Company for review, and all Yissum’s comments in respect thereof will be taken into account;

(b) if Yissum shall determine that a conflict of interest exists between the Company and Yissum, Yissum shall be entitled, at its own expense, to appoint its own counsel to represent it in such litigation

If Yissum is not required by law to be joined as a co-plaintiff, Yissum, to the extent permitted by law, and at its own cost, may elect to join the action as a co-plaintiff at its own initiative and shall jointly control the action with the Company, its Affiliate or its Sublicensee. Irrespective of whether Yissum joins any such action as described above it shall provide reasonable cooperation to the Company, its Affiliate or its Sublicensee

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11.4.	If the Company, its Affiliate or its Sublicensee does not bring an action against an alleged infringer pursuant to Section 11.3, above, or has not commenced negotiations with said infringer for discontinuance of said infringement within one hundred and eighty (180) days after learning of said infringement, Yissum shall have the right, but not the obligation, to bring an action for such infringement at its own expense, and retain all proceeds from such action. If the Company has commenced negotiations with said infringer for the discontinuance of said infringement within such one hundred and eighty (180) day period, the Company shall have an additional period of ninety (90) days from the end of the first one hundred and eighty (180) day period to conclude its negotiations before Yissum may bring an action for said infringement.

11.5.	No settlement, consent judgment or other voluntary disposition of an infringement suit may be entered without the consent of Yissum, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt and notwithstanding anything to the contrary herein, should Yissum bring an action as set forth in Section 11.4 above, it shall have the right to settle such action by licensing the Licensed Technology, or part of it, to the alleged infringer.

11.6.	Any award or settlement payment resulting from an action initiated by the Company pursuant to this Section 11 shall be utilized, first to effect reimbursement of documented out-of-pocket expenses incurred by both Parties in relation to such legal action, and thereafter shall be paid to the Company and shall be deemed Sublicense Consideration received under this Agreement, in respect of which Sublicense Fees shall be due to Yissum.

11.7.	If either Party commences an action and then decides to abandon it, such Party will give timely notice to the other Party. The other Party may continue the prosecution of the suit after both Parties agree on the sharing of expenses.

11.8.	The Company shall use its best efforts at its own expense to defend any action, claim or demand made by any entity against the Company or Yissum in connection with rights in the Licensed Technology, and shall indemnify and hold harmless Yissum and the other Indemnitees (defined in Section 14.4 below) from and against all losses, damages and expenses arising in such regard. Each Party shall notify the other immediately upon learning of any such action, claim or demand as aforesaid.

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12.	Confidentiality

12.1.	For the purposes of this Agreement (i) “Yissum Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed to the Company or any of its Representatives by Yissum or any of Yissum’s Representatives in connection with the Licensed Technology, Yissum, the University, the Researcher and other Representatives of Yissum and/or the University, whether in written, oral, electronic or any other form, except and to the extent that any such information: (a) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of Yissum, as evidenced by the Company’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the Company or any of its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by the Company without the use of Yissum Confidential Information, as demonstrated by documentary evidence; and (ii) “Company Confidential Information” means this Agreement and the terms hereof and any and all reports, details, data, formulations, solutions, designs, and inventions and other information disclosed by or on behalf of the Company under this Agreement, whether in written, oral, electronic or any other form, except and to the extent that any such information: (a) was known to Yissum or the University at the time it was disclosed, other than by previous disclosure by or on behalf of the Company, as evidenced by Yissum’s or the University’s written records at the time of disclosure; (b) is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by Yissum or its Representatives of the confidentiality obligations herein; (c) is lawfully and in good faith made available to Yissum or the University by a third party who is not subject to obligations of confidentiality with respect to such information; or (d) is independently developed by Yissum or the University without the use of the Company Confidential Information, as demonstrated by documentary evidence

12.2.	Yissum Confidential Information. The Company undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain full and absolute confidentiality of and shall not use the Yissum. Yissum Confidential Information other than for the purposes of this Agreement. The Company undertakes not to convey or disclose any of the Yissum Confidential Information to any third party without the prior written permission of Yissum. The Company shall be liable for their officers or employees or other Representatives maintaining absolute confidentiality of and not using or disclosing the Yissum Confidential Information except as expressly provided herein. The Company shall treat such Yissum Confidential Information with the same degree of care and confidentiality that it maintains or protect its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality.

12.3.	Notwithstanding the foregoing, the Company may only disclose the Yissum Confidential Information:

(a)	to those of its Representatives who have a “need to know” such information as necessary for the exercise of its rights and/or performance of its obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement. The Company shall be responsible for ensuring that its Representatives abide by such undertakings of confidentiality; and

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(b)	according to any public or governmental reporting obligation required due to the Company being a fully owned subsidiary of Canadian public reporting company and security filing;

(c)	to any potential third party investor, including, any government, public foundation and/or private foundation, in connection with seeking potential funding for the Company, provided that such potential third party investor has executed a confidentiality and non-use agreement which imposes similar obligations to those set out in this Agreement; and

(d)	to any competent authority for the purposes of obtaining any approvals or permissions required for the exercise of the License and/or the implementation of this Agreement, or in the fulfillment of a legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements); and

(e)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that the Company promptly notifies Yissum thereof in order to enable Yissum to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with the Company’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

12.4.	The Company Confidential Information. Yissum undertakes that during the term of this Agreement and for a period of five (5) years subsequent thereto, it shall maintain in confidence, and shall not use the Company Confidential Information other than for the purposes of this Agreement. Yissum undertakes not to convey or disclose any of the Company Confidential Information to any third party without the prior written permission of the Company. Yissum shall treat such Company Confidential Information with the same degree of care and confidentiality that each of them maintains and protects its own confidential information, but in any event, no less than a reasonable degree of care and confidentiality. Notwithstanding the foregoing, Yissum’s confidentiality obligations pursuant to this Section 12 to the extent relating to the Development Results shall terminate upon termination of this Agreement.

12.5.	Notwithstanding the foregoing, Yissum may only disclose the Company Confidential Information:

(a)	to the University and to those of the Representatives of Yissum and/or the University who have a “need to know” such information as necessary for the exercise of Yissum’s rights and/or performance of Yissum’s obligations hereunder, provided that such Representatives are legally bound by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement; and

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(b)	to any competent authority in connection with the filing and prosecution of patent applications relating to the Licensed Technology, or in the fulfillment of a legal duty owed to any competent authority; and

(c)	to the extent required to be disclosed under any law, rule, regulation, court, or order of any competent authority, provided that Yissum promptly notifies the Company thereof in order to enable the Company to seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such information (with Yissum’s assistance, if necessary), and such disclosure shall be made to the minimum extent required.

12.6.	.Without prejudice to the foregoing, the Company shall not mention the name of the University, Yissum or the Researcher, unless required by law, in any manner or for any purpose in connection with this Agreement, the subject of the Research or any matter relating to the Licensed Technology, without obtaining the prior written consent of Yissum; provided, however, the limitation set forth herein shall not apply as provided in Section 12.8. below.

12.7.	Neither Party shall issue any press release or other media statement regarding the execution, existence or terms of this Agreement or any developments of the Licensed Technology without the prior written approval of the other Party, except as provided in Section 12.8 below.

12.8.	Notwithstanding any provision herein to the contrary, the Company shall have the right to mention the name of the University, Yissum and the Researcher and disclose information regarding the Licensed Technology, including without limitation, the existence of this Agreement, the subject matter of this Agreement, any published Licensed Patents, the subject of any Research or any general, non-confidential information relating to the Licensed Technology, without obtaining Yissum’s prior consent, in connection with any securities filings, any capital raising efforts and for public information purposes including press releases, industry conferences and media interviews.

12.9.	The provisions of this Section shall be subject to permitted publications pursuant to Section 13 below.

13.	Publications

13.1.	Yissum shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Licensed Technology, the Development Plan, the Development Results or the Product, which are subject to the terms and conditions of this Agreement, are published by it or the Researcher, without first seeking the consent of the Company.

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13.2.	The Company undertakes to reply to any such request for publication by Yissum within forty-five (45) days of its receipt of a request in connection with the publication of articles in scientific journals, and within fourteen (14) days of its receipt of a request in connection with article abstracts. The Company may only decline such a request upon reasonable grounds, which shall be fully detailed in writing, requiring the postponement of such publication because it contains patentable subject matter for which patent protection should be sought, or the removal of any Company Confidential Information.

13.3.	Should the Company decide to object to publication as provided in sub-Section 13.2, the publication shall be postponed for a period of not more than three (3) months from the date the publication was sent to the Company, to enable the filing of an appropriate patent application, or until the removal of the Company Confidential Information. Thereafter, the publication will automatically be permitted.

13.4.	The provisions of this Section 13 shall not prejudice any other right, which either party has pursuant to this Agreement or at law.

13.5.	For the avoidance of doubt, the prohibitions with respect to disclosure and publication set out in Sections 12 and 13 shall not apply to internal research and educational activities at the University for the Researcher and University employees provided that such persons are subject to written obligations of confidentiality substantially similar to those set forth in Section 12.

14.	Representations by Yissum

14.1.	This Agreement has been duly authorized by all necessary corporate action of Yissum and is a valid and binding corporate obligation of Yissum enforceable against it in accordance with its terms.

14.2.	At the Effective Date, all right, title and interest in and to the Licensed Technology is owned by Yissum and neither Yissum, the Researcher nor any other person then acting on the behalf of either of them is licensing or granting any rights which contradict the License rights set forth in this Agreement to any person, or agreed to license to any person, the Licensed Technology.

14.3.	To the knowledge of Yissum, at the Effective Date, Yissum has not received any written notice that any action or proceeding related to the Licensed Technology has been initiated or threatened against the University, Yissum and/or the Researcher, before any court, arbitration board or tribunal or administrative or other governmental agency, including by way of any letter of demand, legal suit or proceeding contesting the ownership of the Licensed Patents or the validity of the Licensed Patents, or claiming that the practice of the Licensed Patents or the Licensed Technology would infringe the rights of such third party.

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15.	Liability and Indemnity

15.1.	TO THE EXTENT PERMITTED BY THE APPLICABLE LAW, YISSUM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY. IN PARTICULAR, YISSUM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A REPRESENTATION OR WARRANTY BY YISSUM AS TO THE VALIDITY OF ANY OF THE LICENSED PATENTS OR THEIR REGISTRABILITY OR OF THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY. YISSUM HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER YISSUM NOR THE RESEARCHER, NOR THE UNIVERSITY, NOR THE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY SHALL HAVE ANY LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE WHETHER DIRECT OR INDIRECT, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM THIS AGREEMENT AND/OR THE EXERCISE OF THE LICENSE, INCLUDING, (i) THE PRODUCTION, MANUFACTURE, USE, PRACTICE, LEASE, OR SALE OF ANY PRODUCT; (ii) THE USE OF THE LICENSED TECHNOLOGY; OR (iii) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING.

15.2.	IN NO EVENT SHALL YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY BE LIABLE TO THE COMPANY OR ANY OF ITS AFFILIATES OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY THE COMPANY OR ITS AFFILIATES OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT EXCEPT IN CASE AS A RESULT OF GROSS NEGLIGENCE OR DELIBERATE ACTION OR OMISSION DONE BY YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE REPRESENTATIVES OF YISSUM AND/OR OF THE UNIVERSITY.

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15.3.	The Company shall be liable for any loss, injury or damage whatsoever caused directly or indirectly to or suffered by its employees or any Representatives of Yissum or the University (including the Researcher and his/her team), or to any third party by reason of the Company’s acts or omissions pursuant to this Agreement or by reason of any use made by the Company, its Representatives, Affiliates, Subcontractors, and the Sublicensees and their respective business associates and customers of the Licensed Technology, the Development Results or any Product or exercise of the License.

15.4.	The Company undertakes to compensate, indemnify, defend and hold harmless Yissum, the University, and any of their respective Representatives (including the Researcher and his/her team) (herein referred to jointly and severally as “Indemnitees”) from and against any claim, investigation or liability including, product liability, damage, loss, costs and expenses, including legal costs, attorneys’ fees and litigation expenses, incurred by or imposed upon the Indemnitees by reason of any acts or omissions of the Company, its Representatives, Affiliates, Subcontractors, and the Sublicensees, or which derive from the development, manufacture, marketing, sale, use or other exploitation, or sublicensing (as applicable) of any Product, or Licensed Technology, or the exercise of the License except in case such claim, investigation or liability is a result of gross negligence or deliberate action or omission done by an Indemnitee.

15.5.	Within thirty (30) days prior to first trail, use, sell, marketing of any use of Product, as defined in this Agreement the Company shall procure and maintain, at its sole cost and expense, policies of commercial general liability insurance reasonable commensurate with the nature of its business, stage of development, and in amounts that are customary in the industry for similar circumstances. Such policy shall name Yissum and the University as additional insureds. The policy or policies so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name). If the Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of a $250,000 annual aggregate), such self-insurance program shall include assets or reserves which have been actuarially determined for the liabilities associated with this Agreement and must be reasonably acceptable to Yissum.

The minimum amounts of insurance coverage required above shall not be construed to create a limit of the Company’s liability with respect to its indemnification obligations under this Section 14.

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15.6.	The Company shall provide Yissum with written evidence of such insurance upon request. The Company shall provide Yissum with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If the Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Yissum shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

15.7.	The Company shall maintain, at its own expense, liability insurance as set forth in Section 14 above, beyond the expiration or termination of this Agreement as long as a Product relating to or developed pursuant to this Agreement is being commercially distributed or sold by the Company, an Affiliate or a Sublicensee, and thereafter as required by applicable laws.

16.	Termination of the Agreement

16.1.	The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 16, shall continue in full force and effect until the expiration of the License Term, as set forth in Section 4 above.

16.2.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, either Party may terminate this Agreement by written notice to the other in any of the following cases:

16.2.1.	immediately upon such written notice, if: (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within ninety (90) days; or (ii) a permanent receiver or liquidator is appointed for the other Party; or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings. Each of the Parties undertakes to notify the other within seven (7) days if any of the abovementioned events occur; or

16.2.2.	upon breach of this Agreement, where such breach has not been remedied within sixty (60) days from the breaching Party’s receipt of written notice from the non-breaching Party requiring such remedy.

16.3.	In addition to the above, and without prejudice to Yissum’s rights pursuant to this Agreement or at law, Yissum shall be entitled to terminate this Agreement immediately upon written notice to the Company in the following circumstances:

16.3.1.	failure or a delay in meeting the Development Milestones as provided in Section 5.5 above;

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16.3.2.	if an attachment is made over the Company’s assets or if execution proceedings are taken against the Company and the same are not set aside within ninety (90) days of the date the attachment is made or the execution proceedings are taken or the Company seeks protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors and such act is not cancelled within ninety (90) days of the performance thereof;

16.3.3.	uncured lapse of insurance coverage under Section 15 above;

16.3.4.	if the Company, its Affiliate or a Sublicensee initiates, supports or makes a Challenge Proceeding as detailed in Section 11.2 above; or

16.3.5.	for no reason after a prior notice of hundred and eighty (180) days.

16.4.	Upon termination of this Agreement for any reason other than the expiration of its term, the License shall terminate, the Licensed Technology and all rights included therein shall revert to Yissum, and Yissum shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion.

The Company shall return or transfer to Yissum, within fourteen (14) days of termination of the License, all material, in soft or hard copy, relating to the Licensed Technology or Products connected with the License, and it may not make any further use thereof. In case of termination as set out herein, the Company will not be entitled to any reimbursement of any amount paid to Yissum under this Agreement, subject to the Company’s right to Development Reimbursement, as set forth below... Yissum shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow access to Yissum or its representatives for this purpose.

16.5.	The Company with the assistance of Yissum will prepare and present all regulatory filings necessary or appropriate in any country and will obtain and maintain any regulatory approval required to market Products in any such country, at all its own expense. Company will solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that (1) Company will provide copies thereof to Yissum on an on-going basis and (2) without derogating from Company’s assignment undertaking in this Section 16.5 below, upon termination of the License (in whole or in part), Company agrees that Yissum, subject to its obligation to confidentiality in paragraph 12 and especially in section 12.4 above, shall have the right, on its own or via third parties, to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Company and its Affiliates with any regulatory authority in furtherance of applications for regulatory approval in the relevant country with respect to Products.

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Upon the termination of the Agreement for any reason other than the expiration of its term or due to an uncontested, uncured breach by Yissum (as set forth in Section 15.2.2 above), the Company shall transfer and assign to Yissum all of the Development Results and any information and documents, in whatever form, relating thereto, including any data, results, regulatory information (including applications, registrations, licenses, authorizations, approvals and all clinical studies, tests, and manufacturing batch records relating to a Product, and all data contained in any of the foregoing) and files that relate to the Licensed Technology or the Product(s) (collectively, the “Assigned Development Results”). The Company shall fully cooperate with Yissum to effect such transfer and assignment and shall execute any document and perform any acts required to do so.

In the event that the Development Results transferred and assigned to Yissum shall be licensed to a third party and shall generate license fees and/or royalties and/or sublicense fees to Yissum or Yissum’s designate or any assignee, then Yissum shall pay to the Company 25% of the Net Proceeds (as defined below) actually received by Yissum or Yissum’s designate or any assignee in respect of such license to such third party, until such time as the Company shall have received, in aggregate, the full amount of the documented out-of-pocket expenses actually incurred by the Company pertaining to the Development Results, less any amounts received or receivable by the Company from third parties in connection with the Licensed Technology or Development Results prior to the transfer and assignment of the Development Results to Yissum, as certified by external independent auditors agreed upon by the Parties (the “Development Reimbursement”). Yissum shall pay to the Company amounts, if any, payable under this provisions within thirty (30) days of receipt of the relevant Net Proceeds. For the purpose of this section, “Net Proceeds” means royalties or license fees actually received by Yissum or Yissum’s designate or any assignee in respect of such license with a third party (excluding funds for research and/or development at the University, or payments for the supply of services) after deduction of unreimbursed costs and expenses resulting from the termination of this Agreement, including without limitation unreimbursed patent costs.

Without derogating from the force and effect of the foregoing assignment undertaking, the Parties acknowledge and agree that if under applicable law the aforesaid assignment undertaking will not be fully enforceable, then the part (if any) of such undertaking which is enforceable shall remain in full force and effect, and the part (or whole) which is not enforceable shall be automatically replaced with an irrevocable grant by the Company to Yissum, binding upon all of the Company’s acquirers, successors and assignees, of an unrestricted, perpetual, irrevocable, worldwide, royalty-free, license to use, exploit, transfer and sublicense (on a multi-tier basis) the Assigned Development Results, for any and all purposes and uses. To the extent permitted by applicable law, such license will be exclusive.

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16.6.	Notwithstanding the foregoing, neither the termination of this Agreement for any reason nor the expiration of the License shall release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s termination or the License’s expiration. In the event that the Company terminates this Agreement, it shall be required to continue paying all Ongoing Patent Expenses for those Licensed Patents in existence on the date of notice of such termination, including expenses incurred by reason of examinations and extensions, for three (3) months following the effective date of such termination.

In addition, Sections 7, 8, 9, 12, 14, 15, 16, 17 and 18 shall survive the termination of this Agreement to the extent required to effectuate the intent of the Parties as reflected in this Agreement.

17.	Law

17.1.	The provisions of this Agreement and everything concerning the relationship between the Parties in accordance with this Agreement shall be governed exclusively by Israeli law without application of any conflict of law principles that direct that the laws of another jurisdiction apply and jurisdiction shall be granted to the competent court in Jerusalem exclusively, except that Yissum may bring suit against the Company in any other jurisdiction outside the State of Israel in which the Company has assets or a place of business. The Company undertakes not to object to the enforcement against it of writs and decisions issued by any other jurisdiction outside the State of Israel under such circumstances. The Company hereby waives any immunity it may have against enforcement of any judgment so obtained against it by Yissum and waives any rights or claims that it may have with respect to forum non-conveniens.

17.2.	Each Party agrees that any breach or threatened breach of the terms and conditions of this Agreement governing confidentiality or the exploitation and use of the Licensed Technology may cause irreparable harm, that may be difficult to ascertain and that monetary damages may not afford an adequate remedy. Accordingly, in addition to all other rights and remedies that may be available to the non-breaching Party under this Agreement or by law, such Party shall be entitled to seek, in the courts and under the law mutually agreed to in Section 16.1 above, injunctive relief without proof of damages.

18.	Miscellaneous

18.1.	Relationship of the Parties. It is hereby agreed and declared between the Parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship or partnership relationship between the Company (or any of its employees) and Yissum. Each Party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

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18.2.	Assignment. No Party may transfer or assign or endorse its rights, duties or obligations pursuant to this Agreement to another, without the prior written consent of the other Parties, which consent shall not be unreasonably denied, conditioned or delayed. Despite the above, Yissum hereby consent to an assignment of all or part of Company’s rights and/or obligations, in whole or in part, to its parent company or any affiliate, as long as Yissum rights and/or obligations according to the agreement will not be diminished in any way, and provided that such parent company or any affiliate shall agree in writing to be bound to Yissum by all of the terms of this Agreement..

18.3.	No waiver. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. The failure or delay of a Party to claim the performance of an obligation of another Party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

18.4.	Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

18.5.	Legal Costs. Each Party shall bear its own legal expenses involved in the negotiation and drafting of this Agreement.

18.6.	Disclosure of Agreements with Researcher. The Company shall disclose to Yissum any existing agreement or arrangement of any kind with the Researcher and or any representative of the Researcher, and shall not enter into any such agreement or arrangement without the prior written consent of Yissum.

18.7.	Taxes. Monetary amounts mentioned in this agreement do not include value added tax (“VAT”), or any duties or other taxes.

18.8.	Severability. The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

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18.9.	In the event that the Parties fail to agree within thirty (30) days, and in any other dispute between the Parties which is not settled amicably, the dispute shall be settled by mediation in front of a single mediator agreed upon by the Parties, and if not settled by mediation within thirty (30) days after any of the Parties’ requests an appointment of a mediator in writing, even in case of lack of consent to the appointment of a specific mediator, the Parties shall apply to the authorized civil court in the district of Tel-Aviv, Israel.

18.10.	Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party and without fault of such Party, including fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances (except of such Party’s personnel), acts of God or acts, omissions or delays in acting by any governmental authority provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

18.11.	Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile and by electronic mail), each of which shall be deemed an original, but all of which taken together shall be deemed to constitute one and the same instrument.

18.12.	Binding Effect. This Agreement shall be binding upon the Parties once executed by both Parties and shall enter into force and become effective as of the Effective Date. This entire agreement, and all the obligations included with in, and the manner and extent the Company is subject to them, are and will be subject to rules and regulations as may be from time to time, which the Company is subject to as a fully owned subsidiary of a public traded company in the Canadian Security Exchange (CSE) Calgary, Canada.

18.13.	Entire Agreement. Subject to the Research & Option Agreement signed by the parties on August 26, 2018 if relevant, this Agreement constitutes the full and complete agreement between the Parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both Parties.

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19.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile, electronic mail or by registered mail or served personally at the following addresses:

To Yissum at:

Yissum Research Development Company

of the Hebrew University of Jerusalem Ltd.

P.O. Box 39135,

Jerusalem 91390

Israel

Facsimile: 972-2-6586689

Email: bob.trachtenberg@yissum.co.il

To the Company at:

10 Hamenofim street, Herzlia, Israel

Email: Yoram Druker <yoramd@innocanpharma.com>

Email: eyal@flom.co.il

or such other address furnished in writing by one Party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven (7) days after being posted by prepaid registered mail. Any notice sent by facsimile or electronic mail shall be deemed to have been received by the next business day after receipt of confirmation of transmission (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein).

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS

YISSUM	THE COMPANY

By:	By:	/s/ Iris Or Bincovich
Name:	Name:	Iris Or Bincovich
Title:	Title:	CEO
Date:	Date:	January 21, 2020

I the undersigned, Prof. Chezy Barenholtz, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/ Prof. Chezy Barenholtz	January 21, 2020
Prof. Chezy Barenholtz	Date signed

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Appendix A

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Appendix B

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